FORM 8-K    EXHIBIT 99


Exhibit 99     Text of registrant's press release dated June 2, 2000-

                                         Contacts:
                                         For Stone & Webster:
                                         -------------------
                                         Michael Freitag/Wendi Kopsick
                                         Kekst and Company
                                         (212) 521-4800

                                         For Jacobs Engineering Group, Inc.:
                                         ----------------------------------
                                         John W. Prosser, Jr.
                                         Jacobs Engineering Group, Inc.
                                         (626) 578-6803

FOR IMMEDIATE RELEASE


                   STONE & WEBSTER SIGNS DEFINITIVE AGREEMENT
                     TO SELL SUBSTANTIALLY ALL OF ITS ASSETS
                           TO JACOBS ENGINEERING GROUP

BOSTON,  Massachusetts,  June  2,  2000 -  Stone &  Webster,  Incorporated  (OTC
Bulletin Board: SWBI) today announced that it has signed a definitive sale agreement with Jacobs Engineering Group Inc. (NYSE: JEC) regarding a proposed transaction in which Jacobs would acquire substantially all of Stone & Webster's assets in exchange for $150 million in cash and stock and the assumption of substantially all of the Company's liabilities shown on its March 31, 2000 balance sheet, standby letters of credit, and its liabilities under a new credit facility with Jacobs entered into on May 9, 2000 pursuant to which up to $50 million of credit is being made available to the Company. The $50 million credit facility, which is now in effect, is intended to enable Stone & Webster to operate its businesses until the asset sale is consummated.

As previously indicated, in conjunction with and as a condition to the proposed transaction with Jacobs, Stone & Webster will be seeking bankruptcy court approval of the asset sale and credit agreement. Stone & Webster fully expects to continue operating its businesses in the normal course during the reorganization process. The Company's operations have remained functional and its employees are expected to transition smoothly into the Jacobs organization.

H. Kerner Smith, Chairman, President and Chief Executive Officer of Stone & Webster, said, "We are very pleased to reach a definitive sale agreement with Jacobs Engineering Group, which is an important step in the planned combination of our operations and people. We continue to believe that this transaction, as well as the contemplated voluntary court filing, are in the best interest of all of Stone & Webster's constituencies, including its employees, shareholders, clients, suppliers and lenders. We hope to move forward with the reorganization as quickly as possible."

The proposed transaction is subject to approval under the Hart-Scott-Rodino Act, confirmation of the Company's plan of reorganization by the U.S. Bankruptcy Court, completion of due diligence by Jacobs and other customary conditions. As Stone & Webster has previously stated, because the proposed sale of assets will occur in the context of a pending Chapter 11 case, it is not possible to determine at the present time what value, if any, will ultimately be received by Stone & Webster's stockholders. Such a determination can only be made after the completion of the competitive bid process provided for under Chapter 11, consummation of the asset sale transaction, and the substantial resolution of Stone & Webster's Chapter 11 case.

Stone & Webster's common stock is trading as an over-the-counter ("OTC") equity security under the symbol "SWBI." Quotation service is provided by the OTC Bulletin Board and the National Quotation Bureau, LLC "Pink Sheets." Market makers are providing orderly trading of the stock. Investors should call their brokers for daily pricing and volume information.

Jacobs Engineering Group Inc. is one of the world's largest providers of professional technical services. With annual revenues exceeding $3 billion, Jacobs offers full-spectrum support to industrial, commercial, and government clients in diverse markets. Services include scientific and specialty consulting as well as all aspects of project execution and operations and maintenance.

Stone & Webster is a global leader in engineering, construction and consulting services for power, process/industrial and environmental/infrastructure markets.


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Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Any of the statements or comments made in this release that refer to the Company's estimated or future results are forward looking and reflect the Company's current analysis of existing trends and information. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environments, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.